Exhibit 5.1

December 8, 2017

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Re:	Ascena Retail Group, Inc.

Ladies and Gentlemen:

We are acting as counsel to Ascena Retail Group Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 4,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) under the Ascena Retail Group, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of January 1, 2018) (the “Plan”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the respective provisions of the Plan and, if applicable, the options granted thereunder (including payment of the option exercise prices provided for therein), validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP